EXHIBIT 5.1

3753 Howard Hughes Parkway	Direct Dial:	(702) 586-6436
Second Floor, Suite 314	Cell:	(702) 232-4842
Las Vegas, Nevada 89169	email:	anthony@demintlaw.com

January 31, 2023

Singlepoint Inc.

2999 North 44th Street Suite 530

Phoenix, Arizona  85018

Ladies and Gentlemen:

As counsel for Singlepoint, a Nevada corporation (the “Company”), I have been requested to render this opinion in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) for the purposes of registering under the Securities Act of 1933, as amended (the “Securities Act”), shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) consisting of up to 240,000,000 shares of Common Stock, which may be issued to GHS Investments LLC pursuant to the equity financing agreement dated January 20, 2023.

We have examined the Company’s Registration Statement, resolutions of the Company’s Board of Directors relating to the authorization and issuance of the Common Stock, the GHS equity financing agreement, and such other documents as we have deemed necessary or appropriate in order to express these opinions.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such latter documents.  In making my examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.  We have assumed that the form of certificate to be issued representing the Common Stock will conform in all respects to the requirements applicable under the Nevada Revised Statutes (the “NRS”)

We do not express any opinion as to any laws other than the NRS.  Insofar as the opinions expressed herein relate to matters governed by laws other than the NRS, we have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that the Common Stock, upon issuance, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ DeMint Law, PLLC
DeMint Law, PLLC